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                                                                   EXHIBIT 12.1

                  STATEMENT REGARDING COMPUTATION OF RATIOS

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

                                                                                                 SIX MONTHS ENDED
                                                            YEAR ENDED MARCH 31,                   SEPTEMBER 30,
                                               ----------------------------------------------    ------------------
                                                1993    1994      1995     1996        1997       1996       1997
                                                ----    ----      ----     ----        ----       ----       ----
Net Income from continuing operations......    1,735     313     (125)    (1,453)    (14,701)    (3,617)     (9,037)
Income taxes...............................      913    (989)    (788)    (1,886)     (9,820)    (2,495)     (5,920)

Income before income taxes.................    2,648    (676)    (913)    (3,339)    (24,521)    (6,112)    (14,957)

Fixed charges:
  Interest Expense.........................      137     176      769        859         330        197         125
  Interest portion of rentals..............      100     100      229        351         407        185         304

Total fixed charges........................      237     276      998      1,210         737        382         429

Total earnings as defined..................    2,885    (400)      85     (2,129)    (23,784)    (5,730)    (14,528)

Ratio of earnings to fixed charges.........     12.2    (1.5)     0.1       (1.8)      (32.3)     (15.0)      (33.9)


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